Exhibit 99.3

VIRGINIA NATIONAL BANKSHARES CORPORATION
FORM OF INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is between Virginia National Bankshares Corporation (the “Company”) and __________________ (the “Recipient”), and is dated as of ___________________, 20___ (the “Grant Date”).

The Company hereby grants the Recipient an option to purchase shares of the common stock of the Company (“Company Stock”), subject to the terms and conditions of this Agreement.

The grant of this option is made pursuant to the Virginia National Bankshares Corporation 2014 Stock Incentive Plan as amended (the “Plan”), a copy of which is attached hereto as Exhibit B. The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning given to that term in the Plan.

1. Grant of Option. The Company grants the Recipient an Incentive Stock Option (the “Option”) to purchase from the Company up to __________ shares of Company Stock at $__________ per share (the “Exercise Price”). The Exercise Price is not less than 100% of the Fair Market Value per share of the Company Stock on the Grant Date. The Option is intended to be a stock option that receives special tax treatment under Section 422 of the Internal Revenue Code (the “Code”).

2. Entitlement to Exercise Option.

(a) The Recipient will become vested in and entitled to exercise the Option as follows:

	Number or Percentage of	Total Number or Percentage
Vesting Date(s)	Share to Vests	of All Vested Shares

This vesting schedule shall accelerate and the Option shall become fully exercisable upon a Change in Control, death, Disability or Retirement.

(b) Except as otherwise stated in this paragraph, the Option may be exercised to the extent it is vested only while the Recipient is employed by the Company.

(i) If the Recipient retires or ceases to be employed by the Company for any reason other than his or her death or Disability (as defined in the Plan) and at a time when all or a portion of this Option was vested and exercisable pursuant to paragraph (a) above, the Recipient may exercise any or all of his vested Option within three months after he or she terminates employment.

(ii) If the Recipient terminates employment because of a Disability (as defined in the Plan), he or she may exercise any or all of a portion of the vested Option (determined as of the Recipient’s termination date) within one year after the Disability termination date.

(iii) If the Recipient dies while he or she is employed by the Company or within three months after he or she terminates employment because of a Disability, the Recipient’s beneficiary may exercise this Option within one year after the Recipient’s death, but only to the extent the Option was vested and exercisable immediately before the Recipient’s death.

(iv) If the Recipient’s employment is terminated by the Company for Cause (as defined in the Plan), this Option will expire immediately (with respect to both vested and unvested shares) as of the date of the misconduct, as determined by the Committee.

(c) The Expiration Date of this option is [ten (10)] years after the Grant Date. In no event may this Option be exercised after the Expiration Date

3. Method of Exercise and Payment.

(a) The Recipient may exercise all or any portion of this Option by delivering a written notice to the Company in the form attached as Exhibit A delivered to the Chief Financial Officer of the Company with a copy to the Company’s Corporate Secretary. The exercise date will be (i) in the case of notice by mail, the date of postmark; or (ii) if delivered in person, the date of delivery. The notice must be signed and state the number of shares the Recipient has elected to purchase. The Recipient may exercise the Option in whole or in part, but only with respect to whole shares of Company Stock.

(b) The exercise notice must be accompanied by payment of the Exercise Price in full of the purchase price for the shares by (i) cash (which shall include payment by check, bank draft or money order payable to the Company), (ii) delivery of Company Stock that the Recipient has previously acquired and owned (valued at Fair Market Value on the date of exercise), provided that such method of payment is then permitted under applicable law and the Company Stock was owned by the Recipient at least six months prior to such delivery (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes); (iii) by requesting the Company to withhold and retain sufficient shares of Company Stock in connection with the exercise to cover the exercise price*, (iv) delivery of irrevocable instructions to a creditworthy broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and any applicable withholding taxes,1 or (v) any combination of (i) through (iv).

(c) Upon (i) acceptance of the exercise notice, (ii) the receipt of payment in full of the exercise price and any Applicable Withholding Taxes and (ii) receipt of such information, representations and warranties from the Recipient as the Company may reasonably request, the Company shall cause a certificate to be issued to the Recipient representing the shares of Company Stock so purchased.

4. Nontransferability. This Option is not transferable by the Recipient other than by will or by the laws of descent and distribution.

5. Notice of Early Disposition. By signing this Agreement, the Recipient agrees to give the Company prompt written notice of a sale or disposition of Option shares (i) within two years from the date on which the Option was granted, or (ii) within one year from the date on which the Option shares were transferred to the Recipient. If the Recipient fails to give the Company prompt written notice, he or she will be liable to the Company for any loss of deduction, any penalty imposed, and any other financial loss incurred by the Company as a result of his or her failure to give prompt notice. By signing the Agreement, the Recipient agrees to authorize payroll withholding or to make arrangements satisfactory to the Company to comply with applicable tax withholding requirements.

6. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a subdivision or consolidation of shares, the payment of a stock dividend, stock split, or any other change in the capitalization effective without receipt of consideration by the Company, the number of unexercised Option shares and the Exercise Price shall be appropriately adjusted by the Committee, whose determination shall be binding, however, to the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee pursuant to this Section 6 to an outstanding Option shall be made so that both: (i) the aggregate intrinsic value of an Option immediately after the adjustment is not greater than or less than the Option’s aggregate intrinsic value before the adjustment, and (ii) the ratio of the Exercise Price per share to the market value per share is not reduced. If the adjustment would produce any fractional shares, the number of shares covered by the Option will be adjusted to eliminate the fractional shares.

7. Employment Rights. Neither the Plan nor this Agreement confers upon the Recipient any right to continue as an employee of the Company or limits in any respect the right of the Company to terminate the Recipient’s employment.

8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9. Acceptance of Option. This Agreement deals only with the Option the Recipient has been granted and not its exercise. The Recipient’s acceptance of the Option places no obligation or commitment on the Recipient to exercise the Option. By signing below, the Recipient indicates acceptance of the Option and his or her agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Option Agreement with the Recipient. The Recipient also acknowledges receipt of a copy of the Plan and agrees to all of the terms and conditions of the Plan. This Agreement will not be effective until it is signed and returned.
____________________

* Participant should a consult your tax advisor regarding the tax implications of these exercise methods.

10. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Recipient and the Company with respect to the Option shares and shall be binding upon the Recipient’s legatees, distributees, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Recipient and the Company.

VIRGINIA NATIONAL BANKSHARES CORPORATION

By
Name:
Title:
Date:

[RECIPIENT NAME]

Signature
Date:

Exhibit A to Incentive Stock Option Agreement

NOTICE OF EXERCISE OF STOCK OPTION
TO PURCHASE COMMON STOCK OF VIRGINIA NATIONAL BANKSHARES CORPORATION

Name:

Address:

Phone Number(s):

Date:

Virginia National Bankshares Corporation
P.O. Box 2853
Charlottesville, VA 22902

Attention: Chief Financial Officer

Copy to: Corporate Secretary

Re: Exercise of Incentive Stock Option

Gentlemen:

Subject to acceptance by Virginia National Bankshares Corporation (the “Company”) pursuant to the provisions of the Virginia National Bankshares Corporation 2014 Stock Incentive Plan, I hereby elect to exercise options granted to me to purchase __________ shares of Company Stock (the “Stock”) under the Incentive Stock Option Agreement dated __________, 20___ (the “Agreement”), at a price of $__________ per share, for a total of $__________ (the “Exercise Price”).

I shall pay for the Stock as follows:

☐	A. By cash, certified check, or bank cashier’s check, enclosed, for $__________ for the full Exercise Price, payable to Virginia National Bankshares Corporation

☐

B. By the enclosed certificate representing __________ shares of Company Stock with a Fair Market Value equal to the Exercise Price ($__________ ) that I have held for at least six months (if I acquired them from the Company) and that are not subject to any restrictions.

☐	C. By requesting the Company to withhold and retain sufficient shares of Company Stock in connection with the exercise to cover the exercise price, *

☐

D. By delivery of irrevocable instructions to a creditworthy broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and any applicable withholding taxes.*

☐	E. By combination of A, B, C and/or D as follows:

* Please consult your tax advisory regarding the tax implications of these exercise methods.

As soon as the Stock Certificate is registered in my name or in the name(s) identified below if completed, and deliver it to me at the above address.

I represent and warrant to the Company that:

(a) I am acquiring the Stock for my own account as principal for investment and not with a view to resale or distribution.

(b) I am not acquiring the Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Stock but rather upon an independent examination and judgment as to the prospects of the Company. The Stock was not offered to me by means of publicly disseminated advertisements or sales literature, nor am I aware of any offers made to other persons by such means. I am able to bear the economic risks of the investment in the Stock, including the risk of a complete loss of my investment therein.

(c) I recognize that purchase of the Stock involves a high degree of risk and have taken full cognizance of and understand such risk.

(d) I have and have had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including financial statements and other reports. I have examined such of these documents as I wished and am familiar with the business and affairs of the Company. I realize that the purchase of the Stock is a speculative investment and that any possible profit therefrom is uncertain. I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the shares hereunder. I understand that the Company has relied on my representations as set forth in this Notice of Exercise in determining materiality for purposes of the disclosure obligations of the Company under federal and state securities laws.

(e) I understand and agree that the Company shall withhold from payments made to me, or I shall remit to the Company, all amounts required to be withheld by the Company to satisfy federal and state tax withholding obligations with respect to the exercise of the Option.

(f) I agree that my certificate(s) for the Stock will bear legends to reflect any restrictions set forth herein and in the Agreement. The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Stock of the Company issued to me pursuant to the Option. Acceptance by me of the certificate representing such Stock shall constitute a confirmation that all such agreements, representations, warranties and covenants made herein shall be true and correct at such time.

I would like the Stock to be registered in the name(s) of ________________________________________________ as ____________________________________ (specify individual, joint tenants, tenants by the entireties with right of survivorship as at common law, for the benefit of, or other legal designation).

Sincerely,

AGREED TO AND ACCEPTED:

VIRGINIA NATIONAL BANKSHARES CORPORATION

By
Title:
Date:

Number of Shares Exercised:

Number of Shares Remaining:

Exhibit B to Incentive Stock Option Agreement

ATTACH COPY OF
VIRGINIA NATIONAL BANKSHARES CORPORATION
2014 STOCK INCENTIVE PLAN AS AMENDED